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Exhibit 4.6

UNIVERSAL COMPRESSION, INC.

        Notice of Redemption of 9 7/8% Senior Discount Notes due 2008, Series B

        CUSIP No.: 913433AB4

        Notice of redemption is hereby given with respect to all of the 9 7/8% Senior Discount Notes due 2008, Series B (CUSIP No.: 913433AB4) (the "Notes), of Universal Compression, Inc. (the "Company"). Pursuant to Section 3.04 of the Indenture between TW Acquisition Corporation (of which the Company is its successor) and United States Trust Company of New York, as trustee (of which The Bank of New York is its successor), dated as of February 20, 1998, as amended (the "Indenture"), the following information is provided:

  (1)
  the Redemption Date is June 26, 2003 (the "Redemption Date");

  (2)
  the redemption price to be paid is $1,049.38 per $1,000 face amount of the Notes, plus accrued interest;

  (3)
  the name of the Paying Agent is The Bank of New York (the "Paying Agent");

  (4)
  the subparagraph of the Notes pursuant to which such redemption is being made is Subparagraph 5;

  (5)
  the Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price plus accrued interest

By Mail:	By Hand:
The Bank of New York P. O. Box 396 East Syracuse, NY 13057 Attn: Fiscal Agencies Dept./ Bond Redemption Unit	The Bank of New York 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Fiscal Agency Dept./ Bond Redemption Unit

    ;and

  (6)
  unless the Company defaults in making the redemption payment, interest on the Notes or applicable portions thereof called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the holders of such Notes is to receive payment of the redemption price plus accrued interest as of the Redemption Date upon surrender to the Paying Agent of the Notes redeemed.

        No representation is made as to the accuracy of the CUSIP numbers listed in this notice or printed on the Notes.

NOTICE

        Withholding of 30% of gross redemption proceeds of any payment made within the United States may be required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (the "Act") unless the Paying Agent has the correct taxpayer identification number (social security or employer identification number) or exemption certificate of the payee. Please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your securities.

DATED: May 27, 2003

UNIVERSAL COMPRESSION, INC.
By:	/s/ J. MICHAEL ANDERSON J. Michael Anderson Senior Vice President and Chief Financial Officer

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  Exhibit 4.6